Exhibit 10.2

May 10, 2023

Mark Schwartz

Re:	Transition Agreement

Dear Mark:

This letter follows our conversations relating to your employment with Markforged, Inc. (the “Company”). The Company appreciates your service and contributions and would like to make this transition as smooth as possible.

As you know, you and the Company have agreed that you will be transitioning from the Company and that your employment will be ending. If you enter into this Agreement your employment will continue until July 15, 2023 (unless you resign or you are terminated by the Company for Cause before that date). The actual last date of your employment will be referred to the as the Date of Termination. Effective May 15, 2023 you will no longer serve as the Company’s Chief Financial Officer. During the time period between May 15, 2023 and the Date of Termination (the “Transition Period”) you will serve in the capacity as Senior Advisor. As a Senior Advisor you will be available to assist with transitional work and other tasks as requested by the Company. You will continue to receive your full salary, employee benefits and vest in your equity during the Transition Period; provided, however, that from June 16, 2023 through the Date of Termination your salary shall be reduced by 50%.

As you know, you are an “Eligible Executive” under the Markforged, Inc. Executive Severance and Change in Control Plan effective as of December 31, 2022 (the “Plan”), and the ending of your employment is a termination by the Company without Cause outside of the Change of Control Period (as such terms are defined in the Plan) under Section 3 of the Plan. The agreement set forth below (the “Agreement”) is the “Release” and “Separation Agreement” described in Section 3 of the Plan. Accordingly, if you enter into, do not revoke and comply with the Agreement, you will be eligible for the severance pay and benefits described in below and which are consistent with the Severance Pay and Benefits Outside of the Change in Control Period as set forth in the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

Regardless of whether you enter into the Agreement, the following bulleted terms and obligations apply with respect to the ending of your employment:

•

The Company shall pay you the Accrued Obligations: (i) your salary through the Date of Termination, and (ii) the amount of any business expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed, if any.

•

Your eligibility to participate in the Company’s group health plans ceases on the last date of the month during which the Date of Termination occurs in accordance with the terms and conditions of such plans. You may elect to continue your existing benefits under such plans in accordance with and subject to the law known as COBRA. You will be provided with information regarding COBRA under separate cover. Any COBRA continuation coverage will be at your own cost, except to the extent otherwise provided in Section 2(b) below, which will apply if the Agreement becomes effective. Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on or after the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs.

•

Any stock options or any other equity awards (the “Equity Awards”) granted to you by Markforged Holding Corporation (“Parent”) shall continue to be governed by the terms of the applicable stock option grant notice, stock option agreement or other equity award agreement, and the underlying equity incentive plan (collectively, the “Equity Documents”). In accordance with the Equity Documents, you will cease vesting in any Equity Awards on the Date of Termination. The unvested portion of any Equity Award will terminate on the date that is three (3) months following the Date of Termination, subject to the accelerated vesting provided in Section 4 of the Plan to the extent a Change in Control (as defined in the Plan) occurs within three (3) months following the Date of Termination and the Agreement below has become effective. If the Agreement below does not become effective, the unvested portion of the Equity Awards will terminate on the date that the Agreement can no longer become effective. The vested portion of any Equity Award will be subject to the terms of the Equity Documents, including with respect to the exercise period for any vested stock options.

•

You are subject to continuing obligations under your Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement dated February 3, 2021 (the “Restrictive Covenants Agreement”). You also continue to be subject to the Company’s Insider Trading Policy and applicable securities laws.

The remainder of this letter sets forth the terms of the Agreement. With those understandings, you and the Company agree as follows:

1.	Resignation from Officer and Directors Roles; Ending of Employment

You acknowledge and agree that effective on May 15, 2023, you will be deemed to have resigned from all officer and board member positions that you hold with Parent, the Company or any of their respective Subsidiaries.

Your employment with the Company will end on the Date of Termination. You represent that as of the Company’s most recent payroll payment of salary or wages to you, you were fully paid for all salary or wages then due to you, and you acknowledge that you are not eligible for any other compensation from the Company, including, without limitation, any bonus or other incentive compensation, except as otherwise specified in this Agreement.

2.	Severance Benefits

If you enter into, do not revoke and comply with this Agreement, the Company shall provide you with the following “Severance Benefits”:

(a)    Severance Pay. The Company shall continue your annual base salary payable to you as of May 15, 2023 for the six (6) month period that follows the Date of Termination (the “Salary Continuation Period”), to be paid in substantially equal installments over the Salary Continuation Period, commencing on the first practicable payroll date following the Effective Date of this Agreement (as defined below); provided that the initial payment of the severance pay shall include a catch-up payment for the period between the Date of Termination and the beginning of the payroll period applicable to the first payroll date.

(b)    Employer Portion of COBRA Premiums. If you timely and properly elect continuation of your group health plan benefits as authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the cost of the regular premium for such benefits shall be shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) the end of the Salary Continuation Period, and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

3.	Advisory Bonus

If you perform services for the Company as Senior Advisor through July 15, 2023, the Company will pay you an Advisory Bonus of $107,500, less withholdings (the “Advisory Bonus”). In addition, the Company will pay you the Advisory Bonus if your Date of Termination occurs prior to July 15, 2023 if the Company terminates your employment other than for Cause. The Advisory Bonus will be paid on the date the first Salary Continuation payment is made pursuant to Section 2(a) above.

4.	Release of Claims

In consideration for, among other terms, the Severance Benefits and the Advisory Bonus, to which you acknowledge you would not otherwise be entitled, you irrevocably and unconditionally release and forever discharge the Company, all of its affiliated and related entities (including, without limitation, Parent), its and their respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants, consultants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement between you and the Company dated January 31, 2021 or any other agreement between you and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans

with Disabilities Act, the Age Discrimination in Employment Act and the Massachusetts Fair Employment Practices Act; under any federal, state, local or foreign statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. You understand that this general release of Claims includes, without limitation, any and all Claims related to your employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of your employment, and all Claims as a Company stockholder or option holder arising up to and through the date that you sign this Agreement.

Notwithstanding the foregoing, this general release shall not apply to (i) claims to enforce your right to receive Severance Benefits; (ii) claims for vested benefits pursuant to ERISA; (iii) claims with respect to your vested equity rights as of the Date of Termination; (iv) claims to enforce the Company’s obligation to indemnify you to the extent such indemnification obligations exist; and (v) claims or administrative charges which legally may not be waived. You are waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (a “Government Agency”) (including the Equal Employment Opportunity Commission) pursue any claim on your behalf arising out of or related to your employment with and/or separation from employment with the Company; provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. You represent that you have not assigned any claim to any third party.

5.	Continuing Obligations

You acknowledge that you remain subject to your obligations under the Restrictive Covenants Agreement. You agree that after the Date of Termination, you shall not represent that you are currently employed by or in any other service relationship with the Company, including, without limitation, on social media profiles and pages, such as LinkedIn. The Restrictive Covenants Agreement, together with your obligations set forth in Sections 6, 7, 8 and 9 below, are referred to as the “Continuing Obligations.”

6.	Return of Property

You acknowledge and agree that you are required to return all copies and other tangible embodiments of Proprietary Information (as defined in the Restrictive Covenants Agreement) to the Company upon the termination of your employment pursuant to the Restrictive Covenants Agreement. By signing below, you acknowledge and agree that you have returned to the Company, without altering, deleting or purging any files or documents that may contain Company information, all “Company Property,” which shall include, without limitation, all Company property and equipment in your possession, custody or control, including, without limitation, your Company laptop or other computer equipment, keys and access cards, credit cards, files, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to your work. After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Date of Termination. In the event that you discover that you continue to retain any such property, you must return it to the Company immediately.

7.	Noncompetition

In connection with your separation from employment, and in order to protect the Company’s Proprietary Information and goodwill, you agree that for a period of: (i) one (1) year following the Date of Termination; or (ii) two (2) years following the Date of Termination if you breach your fiduciary duty to the Company or if you have unlawfully taken, physically or electronically, property belonging to the Company (in either case the “Noncompete Period”), you shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that is, in whole or in part, engaged in, or actively preparing to be engaged in, the Business. For purposes of this Agreement: “Business” shall mean the business of the Company as previously or currently conducted, or as actively planned to be conducted in the future, including, without limitation, the research, manufacturing, development or marketing of products or the performance of any services related to the foregoing. You acknowledge that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement.

This Section 7 shall apply in lieu of Section 8(c) of the Restrictive Covenants Agreement. For the avoidance of doubt, the nonsolicitation covenants set forth in Sections 8(a) and (b) of the Restrictive Covenants Agreement remain in full force and effect.

8.	Cooperation

You agree to cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while you were employed by the Company; (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information; and (iii) any other matters that the Board of Directors of Parent reasonably determines you have knowledge or information about based on your employment with the Company.

9.	Non-Disparagement

You agree not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or Parent, its or their products or services or any of its or their current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or Parent, its or their products or services or any of its or their current or former officers, directors, shareholders, employees or agents. Nothing in this Section 9 limits your ability to file a complaint or communicate with a Government Agency or testify truthfully in a legal proceeding.

10.	Withholding; Tax Effect

All payments made by the Company to you under this Agreement shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11.	Other Provisions

(a)    Termination of Payments. If you breach any of your obligations under this Agreement, including, without limitation, any of the Continuing Obligations, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you under this Agreement and/or to seek repayment of such payments. Any such actions in the event of your breach will not affect the release or the Continuing Obligations.

(b)    Absence of Reliance; Non-Admission. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, and you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

(c)    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)    Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(e)    Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. You further agree that if you violate any of the Continuing Obligations, in addition to all other remedies available to the Company at law, in equity, and under contract, you will be obligated to pay all of the Company’s costs of enforcement of the Continuing Obligations, including reasonable attorneys’ fees and expenses.

(f)    Interpretation. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(g)    Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

(h)    Jurisdiction. You and the Company hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process

(i)    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Agreement, except the Equity Documents and the Restrictive Covenants Agreement (subject to the terms of this Agreement), which remain in full force and effect.

(j)    Time for Consideration; Effective Date. The Company advises you to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement within twenty-one (21) days from your receipt of this Agreement (the “Consideration Period”). You may elect to sign the Agreement prior to the expiration of the Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

For the avoidance of doubt, (i) if you breach any of the provisions of this Agreement during the Consideration Period, the offer of this Agreement may be withdrawn and your execution of this Agreement will not be valid, and (ii) if you do not enter into this Agreement, then your employment will end but you will not be entitled to the Severance Benefits.

(k)    Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

(l)    Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning it within the time period set forth above. We wish you the very best in the future.

Very truly yours,

MARKFORGED, INC.

/s/ Shai Terem	May 10, 2023
Shai Terem	Date
President & CEO

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Mark Schwartz	May 11, 2023
Mark Schwartz	Date